UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AT THE COMPANY

Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

CHARTERMAC ANNOUNCES RECORD DATE AND MEETING DATE FOR SPECIAL
SHAREHOLDER MEETING

New York, NY – October 4, 2005 – CharterMac (AMEX: CHC) (the “Company”) today announced that the Board of Trustees have set a date for a special meeting of the CharterMac shareholders, which will be held on Wednesday, November 30, 2005, at 10:00 a.m., at the law offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, for shareholders of record on October 11, 2005.

The matter to be brought before CharterMac’s shareholders at the upcoming meeting includes the approval of the amendment of the Company’s Second Amended and Restated Declaration of Trust (the “Trust Agreement”) to transfer the leverage limitation to the Company’s By-Laws. The proposal was unanimously approved by the Company’s Board of Trustees.

“Since our formation in 1997, we have significantly diversified our business from portfolio investor in mortgage bonds to, through our subsidiaries, a full service real estate finance company,” said Stuart J. Boesky, Chief Executive Officer of CharterMac. “Our Board believes that given the major changes in the nature and scope of our business, it is appropriate to move our leverage limitation, which restricts the company from incurring aggregate financing or leverage in excess of 50% of our Total Market Value, into our bylaws and enable our Board to manage our leverage policy. This would provide our Board with the necessary discretion to react quickly to changes in the competitive environment in which we operate and would facilitate the implementation of new financing programs that we have been considering. In addition, it would also provide our Board with powers substantially similar to those granted to boards of most public companies. After surveying other similarly situated public companies, we determined that nearly all of them grant to their boards discretion when it comes to the incurrence of financing or leverage.”

Important additional information will be filed with the SEC

CharterMac will be filing with the SEC and mailing to shareholders a proxy statement in connection with the special meeting. Investors and security holders are urged to read the proxy statement because it will contain important information. The proxy statement and other documents filed by CharterMac with the SEC may be obtained when they become available free of charge at the SEC’s website (http://www.sec.gov), or from CharterMac by contacting the Shareholder Services Department directly at (800) 831-4826.

About the Company

CharterMac, through its subsidiaries, is one of the nation’s leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form

10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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